Exhibit 15.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The unaudited pro forma condensed combined financial information of Pubco has been prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release No. 33-10786, and presents the combination of the historical financial information of CIIG II and Zapp adjusted to give effect to the Business Combination and other related events contemplated by the Merger Agreement.

The unaudited pro forma condensed combined statement of financial position as of September 30, 2022 combines the historical statement of financial position of CIIG II as of September 30, 2022 with the historical consolidated statement of financial position of Zapp as of September 30, 2022 on a pro forma basis as if the Business Combination and the other related events had been consummated on September 30, 2022.

The unaudited pro forma condensed combined statement of profit or loss for the year ended September 30, 2022 combines the historical statement of profit or loss of CIIG II for the year ended September 30, 2022 and the historical consolidated statement of profit or loss of Zapp for the year ended September 30, 2022 on a pro forma basis as if the Business Combination and the other related events had been consummated on October 1, 2021, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes:

•

the historical audited financial statements of CIIG II for the period from January 6, 2021 to December 31, 2021, which are incorporated by reference to pages F-2 to F-23 in the Proxy Statement/Prospectus;

•

the historical unaudited financial statements of CIIG II for the nine months ended September 30, 2022 and for the period from January 6, 2021 to September 30, 2021, which are included in CIIG II’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022 that was filed with the SEC on November 14, 2022; and

•	the historical audited consolidated financial statements of Zapp for the year ended September 30, 2022, which are incorporated by reference to pages F-24 to F-63 in the Proxy Statement/Prospectus.

Description of the Business Combination

On April 28, 2023 (the “Closing Date”), we consummated the previously announced Merger Agreement, dated November 22, 2022, by and among CIIG II, Zapp, Pubco and Merger Sub. The Merger Agreement provided that the parties thereto would enter into the Business Combination pursuant to which, among other things, (i) the shareholders of Zapp transferred their respective ordinary shares of Zapp to Pubco in exchange for Pubco Ordinary Shares; and (ii) immediately following the Company Exchange, Merger Sub merged with and into CIIG II, with CIIG II being the surviving corporation in the Merger, and each outstanding share of common stock of CIIG II (other than certain excluded shares) would convert into the right to receive one Pubco Ordinary Share.

Upon the consummation of the Business Combination, (i) the shareholders of Zapp transferred their respective ordinary shares of Zapp to Pubco in exchange for 41,296,259 Pubco Ordinary Shares pursuant to the Company Exchange, (ii) $6.1 million in aggregate principal amount of the Zapp Convertible Loan Notes were automatically redeemed at the principal amount by conversion into ordinary shares of Zapp, which were then transferred to Pubco in exchange for 871,428 Pubco Ordinary Shares; (iii) all Zapp options, whether vested or unvested, were released and cancelled by holders of Zapp options in exchange for 4,410,844 Pubco Exchange Options, of which 4,082,240 Pubco Exchange Options were fully vested upon the consummation of the Business Combination; (iv) the 6,000,000 Zapp warrants issued to Michael Joseph to purchase 6,000,000 ordinary shares of Zapp ceased to be warrants with respect to ordinary shares of Zapp and were assumed by Pubco and converted into 3,412,469 Pubco Exchange Warrants; (v) all shares of CIIG II Class A common stock and CIIG II Class B common stock were cancelled and automatically deemed to represent the right to receive 28,750,000 Pubco Ordinary Shares and 7,187,500 Pubco Ordinary Shares (of which 754,687 Pubco Ordinary Shares are unvested and subject to certain vesting conditions), respectively; and (vi) each CIIG II warrant was modified to provide that such warrant no longer entitles the holder thereof to purchase the number of shares of CIIG II’s common stock set forth therein and in substitution thereof such warrant would entitle the holder to acquire the same number of Pubco Ordinary Shares per warrant on the same terms.

The Business Combination was consummated on April 28, 2023. The transaction was unanimously approved by CIIG II’s board of directors and was approved at the special meeting of CIIG II’s stockholders held on April 12, 2023. As a result of the Business Combination, Zapp became a direct wholly-owned subsidiary of Pubco, and CIIG II became a direct wholly-owned subsidiary of Pubco.

CIIG II received funds from the Sponsor and the anchor investor for the Extension Loan to extend the period of time to consummate the Business Combination by an additional six months (for a total of up to 24 months to complete a Business Combination, from March 17, 2023 to September 17, 2023), in the amount of $2,875,000 which was deposited into the Trust Account ($0.10 per Public Share) on March 17, 2023. The direct anchor investors contributed in the aggregate approximately $479,166 in exchange for unsecured promissory notes payable with an interest rate of 15% per annum at the consummation of the Business Combination and the Sponsor (including the indirect anchor investors) contributed approximately $2,395,834, in the aggregate, with the indirect anchor investors each contributing approximately $479,166 in the aggregate and the other members of the Sponsor (excluding the indirect anchor investors) contributing approximately $1,437,500 in the aggregate in exchange for a non-interest bearing, unsecured promissory note payable to the Sponsor at the consummation of the Business Combination. Each lender has the option to convert its contributed portion of the Extension Loan into warrants, at a price of $1.00 per warrant. The Extension Loan Warrants would be identical to the Private Placement Warrants. As a result of the Extension, holders of CIIG II Class A Common Stock were entitled to receive an additional redemption amount of $0.10 per Public Share. The Extension Loan with the direct anchor investors of $479,166 will be repaid in full at the earlier of (i) twelve months upon the consummation of the Business Combination or (ii) the date that the winding up of CIIG II is effective. The remainderg of the Extension Loan will be repaid in full twelve months from the consummation of Business Combination.

On April 14, 2023 and April 17, 2023, Pubco and Zapp co-issued senior promissory notes with an aggregate principal amount of up to $6.0 million (the “Promissory Notes”) to certain investors. An initial drawdown amount is $2.0 million, $1.0 million of which were available to Pubco and Zapp on April 24, 2023 and the remaining $1.0 million will be made available by such investors to Pubco and Zapp within 30 business days from the issuance date, with further drawdowns to be mutually agreed between Pubco, Zapp and the relevant investor from time to time. The Promissory Notes bear interest at a rate of 15% per annum. Payment of 2.5% of the then-unpaid principal balance of the Promissory Notes is payable every three months after the initial drawdown. A final payment of the then-unpaid principal balance and accrued interest is payable on the maturity date, being two years after the initial drawdown date. The Promissory Notes can be prepaid in whole or in part one year after the initial drawdown date or later, at the election of Pubco and Zapp. Pubco and Zapp are in discussions with other investors to issue additional promissory notes.

On April 26, 2023, CIIG II and Pubco (collectively referred to as “Counterparty”) entered into separate agreements (each a “Forward Purchase Agreement”, and together, the “Forward Purchase Agreements”) with each of ACM ARRT I LLC and CFPA Holdings LLC–Zapp RS (each of ACM ARRT I LLC and CFPA Holdings LLC –Zapp RS, individually, a “Seller”, and together, the “Sellers”) for OTC Equity Prepaid Forward Transactions.

Pursuant to the terms of the Forward Purchase Agreements, the Sellers purchased 6,567,814 shares of Class A Common Stock on the open market. In order to fund such purchases, Counterparty paid to the Sellers in an amount of $67.0 million (including the Prepayment Amount of $66.8 million and the reimbursable transaction costs of $0.2 million) directly from its Trust Account.

Additionally, Counterparty requested in writing that the Sellers provided additional funding in an amount of $2,000,000 in the aggregate.

After the Closing Date, Counterparty may request in writing that the Sellers provide it with additional funding in an amount of $2,000,000 in the aggregate, in which case, Sellers shall provide such funds to an account designated by Counterparty on the third Business Day after such request; provided, that (a) each Seller shall not be obligated to provide its portion of such funds until it has sold Shares (excluding any Terminated Shares) for aggregate proceeds of at least $1,000,000, (b) if a Seller has provided a Registration Request, Counterparty cannot make a Funding Election until and unless the Registration Statement has been declared and remains effective, and (c) Sellers shall not be required to provide funds under more than one Funding Election.

The valuation date will be the earliest to occur of (a) the third anniversary of the Closing Date, (b) the date specified by a Seller in a written notice to be delivered to Counterparty at a Seller’s discretion (which Valuation Date shall not be earlier than the day such notice is effective) after the occurrence of any of (w) a VWAP Trigger Event (x) a Delisting Event, (y) a Registration Failure or (z) unless otherwise specified therein, upon any Additional Termination Event and (c) the date specified by a Seller in a written notice to be delivered to Counterparty at a Seller’s sole discretion (which Valuation Date shall not be earlier than the day such notice is effective)(the “Valuation Date”).

On the Cash Settlement Payment Date, in the event the Valuation Date is determined by clause (c) of the above paragraph, a Seller shall pay Counterparty a cash amount equal to (1) the Number of Shares as of the Valuation Date multiplied (2) by closing price of the Shares on the immediately preceding trading day.

In all other cases, a Seller shall pay Counterparty a cash amount equal to (1) the Number of Shares as of the Valuation Date, which are registered for resale under an effective Registration Statement or may be transferred without any restrictions, including the requirement for the Counterparty to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) or the volume and manner of sale limitations under Rule 144(e), (f) and (g) under the Securities Act, multiplied by the average of the daily VWAP Price over the Valuation Period less (2) the Settlement Amount Adjustment.

Engagement Letter between Zapp and SAP

Zapp entered into a letter agreement with SAP pursuant to which SAP would provide financial advisory services to Zapp in connection with the Business Combination.

Upon the closing of the Business Combination, SAP was entitled to receive a transaction fee in the form of cash and 173,000 Pubco Ordinary Shares. Following the closing of the Business Combination, if the relevant Earnout Conditions set out in the Management Exchange and Support Agreement are fulfilled, SAP is entitled to receive additional Pubco Ordinary Shares comprising 10% of the number of any additional Pubco Ordinary Shares issued to the Management Shareholders pursuant to the Earnout Conditions in the Management Exchange and Support Agreement, which may be payable in cash at Zapp’s option. Up to 100% of the fees described in this paragraph that are payable in cash by Zapp to SAP may be paid in newly-issued Pubco Ordinary Shares in full or in part at Zapp’s option, where each such newly-issued Pubco Ordinary Share shall be attributed a value at the Issue Price, subject to (a) such Pubco Ordinary Shares having been registered for resale on the first registration statement filed by Pubco after the Closing for the purposes of registering the resale of any Pubco Ordinary Shares (“Resale Registration Statement”), (b) the issuance of such Pubco Ordinary Shares occurring on the fifth trading day following the effectiveness of the Resale Registration Statement (“Issue Date”) and (c) the issuance of such Pubco Ordinary Shares to SAP not requiring the prior approval of the holders of Pubco Ordinary Shares pursuant to Rule 5635 of the Nasdaq Stock Market Rules. For the purposes of this paragraph, “Issue Price” means the average closing price of Pubco Ordinary Shares during the five trading day period prior to the Issue Date.

In addition, SAP is entitled to receive options to purchase Pubco Ordinary Shares comprising 10% of the number of such options to be granted to Mr. Swin Chatsuwan, Mr. Jeremy North, Mr. Kiattipong Arttachariya and Mr. Warin Thanathawee prior to December 31, 2023 pursuant to the Pubco Equity Incentive Plan, on the same terms and conditions applicable to each optionholder (including with respect to expiration date, vesting conditions and exercise provisions).

In addition, if any of the Sponsor Earnout Shares are forfeited on the date falling 5 years after the Closing pursuant to the Amended and Restated Sponsor Agreement, SAP will be entitled to receive 10% of the value of such number of forfeited Sponsor Earnout Shares, which may be payable in newly-issued Pubco Ordinary Shares or in cash at Zapp’s option.

Accounting Treatment of the Business Combination

The Business Combination is accounted for as a reverse recapitalization in accordance with IFRS. Under this method of accounting, CIIG II is treated as the acquired company and Zapp is treated as the acquirer for financial reporting purposes. Zapp is determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•	Zapp stockholders hold the majority ownership interest in Pubco;

•	The Pubco Board has seven members, and Zapp stockholders have the ability to nominate the majority of the members of the Pubco Board;

•	Zapp’s senior management comprises the senior management roles of Pubco and is responsible for the day-to-day operations; and

•	The intended strategy and operations of Pubco continue Zapp’s current strategy and operations.

Accordingly, for accounting purposes, the financial statements of Zapp represent a continuation of the financial statements of Pubco with the Business Combination treated as the equivalent of Zapp issuing common stock for the net assets of CIIG II, accompanied by a recapitalization, which is accounted for within the scope of IFRS 2, Share-based payment. The net assets of CIIG II are stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination in future reports of Pubco will be those of Zapp.

Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination occurred on the dates indicated, and does not reflect adjustments for any anticipated synergies, operating efficiencies, tax savings or cost savings. Any cash proceeds remaining after the consummation of the Business Combination and the other related events contemplated by the Merger Agreement are expected to be used for general corporate purposes. The unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of Pubco following the completion of the Business Combination. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. CIIG II and Zapp did not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined financial information has been prepared based on the fact that CIIG II stockholders exercised their redemption rights with respect to 22,058,216 shares of CIIG Class A Common Stock upon consummation of the Business Combination (at a redemption price of approximately $10.47 per share based on cash and marketable securities held in the trust account prior to closing on April 28, 2023 and an additional redemption amount of $0.10 per share pursuant to the Extension Loan) and that $2,875,000 was deposited into the Trust Account ($0.10 per Public Share) for such extension on or prior to the date of the deadline for such extension), in exchange for the Extension Loan.

The following summarizes the pro forma Pubco Ordinary Shares issued and outstanding immediately at the completion of the Business Combination:

	Share Ownership in Pubco (Pro Forma Combined) (1)
	No. of shares	% Ownership
CIIG’s Class B Common stockholders	6,432,813	11.6%
CIIG’s public stockholders	6,691,784	12.1%
Zapp’s existing shareholders(2)(3)(4)	42,167,687	76.0%
SAP	173,000	0.3%

Total Pubco Ordinary Shares outstanding as at Closing not reflecting potential sources of dilution	55,465,284	100.0%

Potential sources of dilution:
Shares underlying CIIG II Private Placement Warrants	12,062,500
Shares underlying CIIG II Public Warrants	14,375,000
Sponsor Earnout Shares	754,687
Zapp Earnout Shares	8,518,290
Shares underlying Pubco Exchange Warrants	3,421,469
Shares underlying Pubco Exchange Options	4,410,844
Contingent consideration payable to SAP	683,720

Total Pubco Ordinary Shares outstanding at Closing including potential sources of dilution	99,691,794

(1)

The share amounts and ownership percentages set forth above are not indicative of voting percentages and do not take into account CIIG II Warrants, and Zapp Warrants and Zapp options, which remain outstanding immediately following the Business Combination and may be exercised thereafter. If the actual facts are different than the assumptions set forth above, the share amounts and percentage ownership numbers set forth above will be different.

(2)

Excluding 3,421,469 fully vested Pubco Exchange Warrants and 4,410,844 Pubco Exchange Options (of which 4,082,240 Pubco Exchange Options were fully vested immediately after the closing of the Business Combination).

(3)

As part of the convertible financing undertaken by the Company pursuant to the Merger Agreement, certain investors (comprising existing Zapp shareholders and other high-net-worth individuals) purchased an aggregate principal amount of $6.1 million in Zapp Convertible Loan Notes from the Company. The Zapp Convertible Loan Notes were automatically redeemed at the principal amount by conversion into Zapp Ordinary Shares simultaneously with the closing of the Business Combination. Prior and as a condition to the conversion of the Zapp Convertible Loan Notes and allotment of Zapp Ordinary Shares, investors are obligated to execute and deliver an agreement to exchange the Zapp Ordinary Shares for an aggregate of 94,317,248 Pubco Ordinary Shares on substantially similar terms as those set out in the Investor Exchange and Support Agreement (other than with respect to any earn-out, contingent consideration or lock-ups).

The consideration paid to shareholders of Zapp (including holders of Zapp options and Zapp Warrants) and holders of Zapp Convertible Loan Notes were equal to an aggregate of 50,000,000 Pubco Ordinary Shares, of which 41,296,259 Pubco Ordinary Shares were issued to holders of Zapp Ordinary Shares, 871,428 Pubco Ordinary Shares were issued to holders of Zapp Convertible Loan Notes, 3,421,469 fully vested Pubco Exchange Warrants were issued to the holder of Zapp Warrants and 4,410,844 Pubco Exchange Options were issued to holders of Zapp options (of which 4,082,240 Pubco Exchange Options were fully vested immediately after the closing of the Business Combination).

(4)	Excluding the earnout of up to 8,518,290 Pubco Ordinary Shares, which certain Zapp shareholders were entitled to receive upon the satisfaction of certain earnout conditions.

The deferred underwriting fee of $10,062,500 has been eliminated as the underwriters have opted out of participating in the backend of the Business Combination.

The following unaudited pro forma condensed combined statement of financial position as of September 30, 2022 and unaudited pro forma condensed combined statement of profit or loss for the year ended September 30, 2022 are based on the historical financial statements of CIIG II and Zapp. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION

September 30, 2022

(in U.S. dollar)

	CIIG II as of September 30, 2022	Zapp as of September 30, 2022	IFRS conversion and presentation alignment	Note	Transaction accounting adjustments	Note	Pro forma combined
Assets
Current assets
Cash and cash equivalents	213,892	1,963,087	—		293,579,019	4(C)	3,006,209
					(3,500,000)	4(E)
					(231,017,902)	4(G)
					6,100,000	4(N)
					669,178	4(Q)
					2,000,000	4(R)
					(67,001,065)	4(S)
Inventories	—	111,734	—		—		111,734
Prepaid expenses and other current assets	347,081	195,188	—		—		542,269

Total current assets	560,973	2,270,009	—		829,230		3,660,212

Non-current assets
Cash and marketable securities held in trust account	293,579,019	—	—		(293,579,019)	4(C)	—
					2,875,000	4(P)
					(2,875,000)	4(Q)
Property, plant and equipment	—	803,881	—		—		803,881
Intangible assets	—	1,018,878	—		—		1,018,878
Loans to related party	—	21,407	—		—		21,407
Forward purchase agreement asset	—	—	—		13,000,000	4(S)	13,000,000
Other non-current assets	—	111,233	—		—		111,233

Total non-current assets	293,579,019	1,955,399	—		(280,579,019)		14,955,399

Total assets	294,139,992	4,225,408	—		(279,749,789)		18,615,611

Liabilities and Equity
Current liabilities
Trade payables and other current liabilities	—	905,132	—		—		905,132
Accrued expenses	2,138,299	—	—		15,244,275		17,382,574
Income taxes payable	357,347	—	—		—		357,347
Loans and borrowings, current	—	74,233	—		2,875,000	4(P)	2,949,233
Derivative liabilities, current	—	323,864	—		(323,864)	4(J)	—

Total current liabilities	2,495,646	1,303,229	—		17,795,411		21,594,286

Non-current liabilities
Loans and borrowings, non-current	—	305,944	293,156,722	4(A)	(68,234,486)	4(F)	2,305,944
					(224,922,236)	4(G)
					2,000,000	4(R)
Derivative liabilities, non-current	—	—	2,642,750	4(B)	—		2,642,750
Severance liabilities	—	102,659	—		—		102,659
Deferred underwriting fee payable	10,062,500	—	—		(10,062,500)	4(D)	—
Other non-current liabilities	—	1,136	—		—		1,136

Total non-current liabilities	10,062,500	409,739	295,799,472		(301,219,222)		5,052,489

Total liabilities	12,558,146	1,712,968	295,799,472		(283,423,811)		26,646,775

Commitments
CIIG, Class A common stock, $0.0001 par value; 200,000,000 shares authorized; 28,750,000 shares subject to redemption at redemption value	293,156,722	—	(293,156,722)	4(A)	—		—
Equity
Share capital and share premium, Pubco Ordinary Shares, $0.0001 par value; 55,465,284 shares issued and outstanding based on the pro forma	—	8,995,232	(12,062,500)	4(B)	10,062,500	4(D)	177,242,712
					68,234,486	4(F)
					(6,095,666)	4(G)
					719	4(H)
					(11,575,595)	4(I)
					323,864	4(J)
					72,584,169	4(K)
					35,325,358	4(M)
					6,100,000	4(N)
					7,555,967	4(O)
					(2,205,822)	4(Q)
CIIG, Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 7,187,500 shares issued and outstanding	719	—	—		(719)	4(H)	—
Reserves	—	1,061,548	—		209,589	4(L)	1,271,137
Accumulated losses	(11,575,595)	(7,544,340)	9,419,750	4(B)	(18,744,275)	4(E)	(186,545,013)
					11,575,595	4(I)
					(72,584,169)	4(K)
					(209,589)	4(L)
					(35,325,358)	4(M)
					(7,555,967)	4(O)
					(54,001,065)	4(S)

Total equity	(11,574,876)	2,512,440	(2,642,750)		3,674,022		(8,031,164)

Total liabilities and equity	294,139,992	4,225,408	—		(279,749,789)		18,615,611

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF PROFIT OR LOSS

Year ended September 30, 2022

(in U.S. dollar)

	CIIG II Year ended September 30, 2022 (See Note 3)	Zapp Year ended September 30, 2022	IFRS conversion and presentation alignment	Note	Transaction accounting adjustments	Note	Pro forma combined	Note
Income
Other income	2,046,265	3,944	—		(2,046,265)	5(B)	3,944

Total income	2,046,265	3,944	—		(2,046,265)		3,944

Expenses
Selling and distribution expenses	—	423,123	—		—		423,123
General and administrative expenses	3,295,547	3,187,006	—		18,744,275	5(C)	194,902,976
					209,589	5(D)
					35,325,358	5(E)
					72,584,169	5(F)
					7,555,967	5(H)
					54,001,065	5(K)
Unrealised loss (gain) on derivatives	—	62,687	(9,419,750)	5(A)	—		(9,357,063)
Foreign exchange loss (gain), net	—	(394,072)	—		—		(394,072)

Total expenses	3,295,547	3,278,744	(9,419,750)		188,420,423		185,574,964

Operating loss	(1,249,282)	(3,274,800)	9,419,750		(190,466,688)		(185,571,020)

Finance income	—	2,693	—		—		2,693
Finance costs	—	(305,483)	—		(71,875)	5(I)	(677,358)
					(300,000)	5(J)

Net finance costs	—	(302,790)	—		(371,875)		(674,665)

Share of profit (loss) of associate, net of tax	—	—	—		—		—

Loss before income tax	(1,249,282)	(3,577,590)	9,419,750		(190,838,563)		(186,245,685)
Income tax expense	(357,347)	—	—		—		(357,347)

Loss for the year	(1,606,629)	(3,577,590)	9,419,750		(190,838,563)		(186,603,032)

Loss per share
Basic and diluted—Class A common stock	(0.04)
Basic and diluted—Class B common stock	(0.04)
Basic and diluted—common stock		(0.05)					(3.36)	5	(G)

Note 1—Basis of Presentation

The Business Combination is accounted for as a reverse recapitalization in accordance with IFRS. Under this method of accounting, CIIG II is treated as the acquired company and Zapp is treated as the acquirer for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of Zapp represent a continuation of the financial statements of Pubco with the Business Combination treated as the equivalent of Zapp issuing ordinary shares for the net assets of CIIG II, accompanied by a recapitalization, which is accounted for within the scope of IFRS 2, Share-based payment. The net assets of CIIG II is stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination in future reports of Pubco will be those of Zapp.

The unaudited pro forma condensed combined statement of financial position as of September 30, 2022 assumes that the Business Combination and other related events occurred on September 30, 2022. The unaudited pro forma condensed combined statement of profit or loss for the year ended September 30, 2022 presents pro forma effect to the Business Combination and other related events as if it had been completed on October 1, 2021.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes:

•	the historical audited financial statements of CIIG II for the period from January 6, 2021 to December 31, 2021, which are incorporated by reference to pages F-2 to F-23 in the Form F-4;

•

the historical unaudited financial statements of CIIG II for the nine months ended September 30, 2022 and for the period from January 6, 2021 to September 30, 2021 which are included in CIIG II’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022 that was filed with the SEC on November 14, 2022; and

•	the historical audited financial statements of Zapp for the year ended September 30, 2022, which are incorporated by reference to pages F-24 to F-63 in the Form F-4.

The historical consolidated financial statements of Zapp have been prepared in accordance with IFRS. The historical financial statements of CIIG II have been prepared in accordance with U.S. GAAP.

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and other related events and has been prepared for informational purposes only.

Zapp and CIIG II did not have any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

Information has been prepared based on these preliminary estimates, and the final amounts recorded may differ materially from the information presented. The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that management believes are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Management believes that these assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and other related events contemplated by the Merger Agreement taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the combined company. They should be read in conjunction with the historical financial statements and notes thereto of CIIG II and Zapp.

Note 2—Accounting Policies

Based on an initial analysis in preparation for the Business Combination, management did not identify any differences between the two entities’ accounting policies that would have a material impact on the unaudited pro forma condensed combined financial information, except for the reclassification of CIIG II Class A Common Stock from temporary equity to loans and borrowings as described in Note 4(A) and the reclassification of CIIG II public and private placement warrants from equity to financial liability as described in Note 4(B). As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies. Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies, and as a result of the comprehensive review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-Business Combination company.

Note 3—Historical Statement of Operations of CIIG II

Zapp has a September 30 fiscal year-end, while CIIG II has a calendar year fiscal year-end. In order to align with Zapp’s fiscal year, the historical statement of operations of CIIG II were prepared by adding (a) the nine months ended September 30, 2022 and (b) the period from January 6, 2021 through December 31, 2021 and subtracting (c) the period from January 6, 2021 through September 30, 2021.

The historical statement of operations of CIIG II for the year ended September 30, 2022 is presented as follows:

	A	B	C	D = A-B+C
	For the	For the
	period from	period from
	January 6,	January 6,	Nine months
	2021 to	2021 to	ended	Year ended
	December 31,	September 30,	September 30,	September 30,
(in U.S. dollars)	2021	2021	2022	2022
Formation and operational costs	1,548,562	59,157	1,806,142	3,295,547

Loss from operations	(1,548,562)	(59,157)	(1,806,142)	(3,295,547)

Other income:
Interest earned on marketable securities held in Trust Account	30,282	2,564	2,018,547	2,046,265

Total other income	30,282	2,564	2,018,547	2,046,265

Income (Loss) before provision for income taxes	(1,518,280)	(56,593)	212,405	(1,249,282)
Provision for income taxes	—	—	(357,347)	(357,347)

Net loss	(1,518,280)	(56,593)	(144,942)	(1,606,629)

Basic and diluted net loss per share
Class A Common Stock				(0.04)

Class B Common Stock				(0.04)

Note 4—Adjustments to Unaudited Pro Forma Condensed Combined Statement of Financial Position

(A)

Reflects the U.S. GAAP to IFRS conversion adjustment related to the reclassification of CIIG’s historical temporary equity (i.e., Class A Common Stock subject to possible redemption) of $293.2 million into loans and borrowings, non-current.

(B)

Reflects the U.S. GAAP to IFRS conversion adjustment relating to CIIG II public and private placement warrants from equity classification to liability classification. The CIIG II warrants are classified as equity under U.S. GAAP. The CIIG II warrants are classified as financial liabilities under IFRS due to both public and private warrants having net share settlement clauses which cannot meet equity classification under IAS 32. The fair value of CIIG II warrants amounting to $2.6 million as of September 30, 2022 was determined based on the closing price of $0.11 per warrant for CIIG II public warrants as of September 30, 2022 and the fair value of $0.09 per warrant for the CIIG private placement warrants, which was determined by management after considering all relevant factors. The accumulative change in fair value from the date of issuance to September 30, 2022 amounting to $9.4 million is included in accumulated losses.

(C)

Represents release of the restricted cash and marketable securities held in the trust account of $293.6 million upon consummation of the Business Combination to fund the closing of the Business Combination.

(D)	Represents the elimination of deferred underwriting commission costs of $10.1 million.

(E)

Represents the recognition of the estimated direct and incremental transaction costs of $18.7 million (of which $8.5 million was incurred by CIIG II and $10.2 million was incurred by Zapp) in connection with the Business Combination. The transaction costs of $3.5 million were paid at the consummation of the Business Combination and the remainder of $15.2 million will be paid within 12 months after the consummation of the Business Combination. The transaction costs were reflected as an adjustment to the unaudited pro forma condensed combined statement of profit or loss as described in Note 5(C).

(F)

Reflects the conversion of 6,691,784 shares of CIIG II Class A Common Stock and immediate conversion of all 6,691,784 shares of CIIG II Class A Common Stock to Pubco Ordinary Shares on a one-to-one basis in connection with the Business Combination.

(G)

Represents the cash disbursement to redeem 22,058,216 shares of CIIG II Class A Common Stock at a redemption price of approximately $10.47 per share based on cash and marketable securities held in the trust account prior to closing on April 28, 2023.

(H)

Reflects the conversion of 7,187,500 shares of CIIG II Class B Common Stock into 6,432,813 Pubco Ordinary Shares and 754,687 unvested Pubco Ordinary Shares upon the Closing. (I) Reflects the elimination of CIIG’s historical accumulated deficit.

(J)

Reclassify Zapp Tranche 1 warrants from liability to equity as such warrants ceased to be a warrant with respect to Zapp Ordinary Share and assumed by Pubco and converted into a warrant to purchase Pubco Ordinary Shares and meet a fixed-for-fixed requirement upon the consummation of the Business Combination.

(K)

Recognize the earnout granted to certain Zapp shareholders at fair value of $72.6 million. The earn out is considered share-based payments with equity classification and market condition. The grant-date fair value has been measured using Monte Carlo Simulation using the following significant inputs:

September 30, 2022
Share price at Closing	$10.00
Expected volatility	47.99%
Expected dividend	0.00%
Risk-free interest rate	4.00%

As the earnout is classified as equity, it is not remeasured in the post-merger period.

(L)	Reflects the unrecognized stock compensation expenses of $0.2 million as the vesting condition are satisfied at the time of the consummation of the Business Combination.

(M)

The acquisition of the net assets of CIIG II does not meet the definition of a business under IFRS 3, Business combinations, and is accounted for under IFRS 2, Share-based payments, with the CIIG II stockholders receiving one Pubco Ordinary Share for each issued and outstanding share of common stock in CIIG II. The excess of fair value of Pubco Ordinary Shares issued over the CIIG II’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred, the summary of which is as follows:

	Per share value (1)	No. of shares	Fair value
CIIG II’s public stockholders	8.75	28,750,000	251,562,500
CIIG II’s Class B stockholders	8.75	6,432,813	56,287,114
CIIG II’s Class B stockholders – unvested Pubco Ordinary Shares	8.50	754,687	6,414,840
CIIG II public warrants	0.11	14,375,000	1,581,250
CIIG II private placement warrants	0.09	12,062,500	1,061,500
Redemptions of CIIG II Class A Common Stock	10.47	(22,058,216)	(231,017,902

		40,316,784	85,295,936

Net assets (liabilities) of CIIG II			50,563,944

Share listing expenses			35,325,358

(1)

Closing price as of the Closing Date for shares of CIIG II Common Stock and warrants were $8.75 and $0.11 per security, respectively. Although both the public and private placement warrants are linked to shares of CIIG II Class A Common Stock, the warrants remain outstanding. The fair value of unvested Pubco Ordinary Shares of $8.50 per share has been determined by management after considering all relevant factors.

(N)

Reflects the proceeds of $6.1 million from the sale and issuance of Zapp Convertible Loan Notes. As part of the convertible financing undertaken by the Company pursuant to the Merger Agreement, certain investors (comprising existing Zapp shareholders and other high-net-worth individuals) purchased an aggregate principal amount of $6.1 million in Zapp Convertible Loan Notes from the Company. The Zapp Convertible Loan Notes were automatically redeemed at the principal amount by conversion into Zapp Ordinary Shares simultaneously with the closing of the Business Combination.

(O)

Represents the issuance of 173,000 Pubco Ordinary Shares to SAP upon the closing of the Business Combination and contingent consideration payable to SAP following the closing of the Business Combination at a fair value of $1.7 million and $5.8 million, respectively, as stock compensation expenses. The grant-date fair value of contingent consideration has been measured using Monte Carlo Simulation using the following significant inputs as described in Note 4(K).

(P)	Represents the issuance of the Extension Loan of $2.9 million, which was deposited into the trust account.

(Q)

Reflects the additional cash disbursement to redeem 22,058,216 shares of CIIG II Class A Common Stock of $0.10 per share as a result of a six-month extension of time to consummate the Business Combination and release of the remaining restricted cash held in the trust account of $669,178 upon consummation of the Business Combination.

(R)	Reflects the proceeds from issuance of the Promissory Notes of $2.0 million.

(S)

Represents the recognition of the cash payments to the Seller of $67.0 million (including the Prepayment Amount of $66.8 million and the reimbursable transaction costs of $0.2 million) and the forward purchase agreement asset at an initially estimated fair value of $13.0 million. The fair value of the forward purchase agreement asset is comprised of the Prepayment Amount and is reduced by the economics of the downside provided to the Sellers, and the estimated consideration payment at the Cash Settlement Payment Date.

The forward purchase agreement asset will be remeasured at fair value with changes in earnings in the future periods. The accounting for the forward purchase agreement asset, and the final fair value, are still under evaluation and may be subject to change.

The difference between the Prepayment Amount and fair value of the forward purchase agreement asset is recognized through accumulated losses as one-time charge reflecting the cost of entering into the forward purchase agreement. Transaction costs of $0.2 million are also recognized through the accumulated losses.

Note 5—Adjustments to Unaudited Pro Forma Condensed Combined Statement of Profit or Loss

(A)

Reflects change in fair value of CIIG II public and private placement warrants of $9.4 million for the year ended September 30, 2022, following reclassification to liability accounting, as described in 4(B) above.

(B)	Represents the elimination of investment income related to cash and marketable securities held in the trust account.

(C)	Represents the transaction costs incurred by CIIG II and Zapp in connection with the Business Combination, as described in Note 4(E). These costs are nonrecurring items.

(D)

Reflects the unrecognized stock compensation expenses of $0.2 million as the vesting condition are satisfied at the time of the consummation of the Business Combination, as described in Note 4(L). These costs are nonrecurring items.

(E)

The Business Combination is accounted for under IFRS 2, as described in Note 4(M). The adjustment includes the IFRS 2 service cost of $35.3 million for the year ended September 30, 2022. These costs are noncash and are nonrecurring items.

(F)	Represent the stock compensation expenses in connection with the earnout, as described in Note 4(K). These costs are nonrecurring items.

(G)	Represents the pro forma loss per share based on pro forma loss for the year and 55,465,284 Pubco Ordinary Shares outstanding upon consummation of the Business Combination.

As Zapp incurred a pro forma net loss for the year ended September 30, 2022, pro forma basic loss per share was the same as pro forma diluted loss per share.

The following table presents the number of potentially dilutive securities that have been excluded from pro forma loss per share calculations because they are anti-dilutive:

(in shares)
Shares underlying CIIG II Private Placement Warrants	12,062,500
Shares underlying CIIG II Public Warrants	14,375,000
Sponsor Earnout Shares	754,687
Zapp Earnout Shares	8,518,290
Shares underlying Pubco Exchange Warrants	3,421,469
Shares underlying Pubco Exchange Options	4,410,844
Contingent consideration payable to SAP	683,720

Total	44,226,510

(H)	Represents the stock compensation expenses relating to the issuance of Pubco Ordinary Shares and contingent consideration payable to SAP, as described in Note 4(O). These costs are nonrecurring items.

(I)

Represents the interest expense on the Extension Loan with the direct anchor investors in an amount of $0.1 million for the year ended September 30, 2022, calculated using an interest rate of 15% per annum.

(J)	Reflects the interest expense on the Promissory Notes in an amount of $0.3 million for the year ended September 30, 2022, calculated using an interest rate of 15% per annum.

(K)	Represents the cost of entering into the forward purchase agreement of $53.8 million and related transaction costs of $0.2 million as described in Note 4(S).